EXHIBIT 19

                        LASALLE FINANCIAL PARTNERS, L.P.
                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                               __________________
                            Telephone (616) 344-4993


                                  July 2, 1997


   Mr. Carl E. Root
   Vice President and Secretary
   Permanent Bancorp, Inc.
   101 Southeast Third Street
   Evansville, IN 47708

   Dear Mr. Root:

        On behalf of LaSalle Financial Partners, Limited Partnership (the "Partnership") (formerly known as LaSalle/Kross Partners, Limited Partnership), please be advised that the Partnership hereby withdraws its notice of intent to nominate Terry G. Johnston for election to the Board of Directors of Permanent Bancorp, Inc.

   Very truly yours,



   LASALLE FINANCIAL PARTNERS, L.P.

   By:  LaSalle Capital Management, Inc.
   By: /s/ Richard J. Nelson
       Richard J. Nelson, President